Exhibit 99.1

6 Campus Drive · Parsippany, NJ · 07054 (201) 934-5000 · Fax: (201) 934-8880

FOR IMMEDIATE RELEASE

Contact:	Susan M. Pietropaolo Director, Corporate Communications & Investor Relations 201-818-5537 (direct) spietropaolo@alteon.com

ALTEON DISCONTINUES SYSTOLIC BLOOD PRESSURE STUDY OF ALAGEBRIUM
AFTER INTERIM EFFICACY REVIEW

ANNOUNCES FDA CLINICAL HOLD ON FURTHER ENROLLMENT IN ERECTILE
DYSFUNCTION STUDY PENDING ADDITIONAL PRECLINICAL DATA

Parsippany, NJ, June 9, 2005 – Alteon Inc. (AMEX: ALT) announced today it will discontinue the SPECTRA trial, a Phase 2b clinical trial for alagebrium, following an interim evaluation of data indicating that the drug has not demonstrated efficacy against uncontrolled systolic hypertension. While the drug has been observed to be safe and well-tolerated in clinical trials to date, the independent efficacy review committee conducting the interim analysis of SPECTRA found that the data did not indicate a treatment effect of alagebrium against systolic hypertension and that there was a low probability of meeting clinical endpoints by the planned conclusion of the study.

Separately, the Company announced that it had submitted preclinical toxicity data on alagebrium to two divisions of the Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER). The preclinical toxicity information submitted by the Company was in support of the its view that liver alterations previously observed in rats, which led to the Company’s voluntary suspension of enrolling new patients into its clinical trials, were related to the male rat metabolism and not to genotoxic pathways. The Company has been notified by the CDER’s Division of Reproductive & Urologic Drug Products that further enrollment in the EMERALD trial, the Phase 2a study of alagebrium in erectile dysfunction, has been placed on clinical hold pending the submission of additional data. The Company said it is actively continuing to develop data to support resumption of the EMERALD trial. The Company’s clinical protocols in cardiovascular diseases, which come under the jurisdiction of CDER’s Division of Cardio-Renal Drug Products, remain open.

There will be an investor update conference call Friday morning, June 10, 2005, at 9:00 a.m., ET, to discuss these recent events. The dial-in telephone number for the conference call will be 1-800-481-7713. International participants may call +719-457-2730. The passcode # for both is 3529485. Participants should call approximately 5-10 minutes before 9:00 a.m. In addition, the conference call will be accessible through a webcast on the company website, www.alteon.com in the Investor Relations section, and a digital rebroadcast will be available from June 10, 2005, at noon through June 16, 2005, at 11:59 P.M. by dialing 1-888-203-1112, passcode 3529485 for domestic callers and +719-457-0820, passcode 3529485 for international callers.

Kenneth I. Moch, Alteon’s President and CEO, said: “These developments represent a setback in our efforts to bring alagebrium to market. It is our intention to focus our future clinical development of alagebrium on indications for which we believe there to be a solid scientific foundation, such as heart failure, erectile dysfunction and renal disease. In heart failure, we are in the process of convening our scientific advisors to plan our clinical strategy. For erectile dysfunction, we are working to provide additional data to the Division of Reproductive & Urologic Drug Products over the next several months.”

About Alteon
Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. For more on Alteon, please visit our website, www.alteon.com.

# # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the Company’s ability to resume enrollment in its clinical trials, and its technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.